UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                                        December 17, 2001
Date of Report (Date of earliest event reported)______________________________


                          MAGNUM HUNTER RESOURCES, INC.
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             (Exact name of registrant as specified in its charter)


     NEVADA                          1-12508                   87-0462881
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(State or other jurisdiction       (Commission                (IRS Employer
   of incorporation)                File Number)            Identification No.)



         600 East Las Colinas Boulevard, Suite 1100, Irving, Texas 75039
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           (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code            (972) 401-0752
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         (Former name or former address, if changed since last report)

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Item 5. Other Events.

     On December 17, 2001, Magnum Hunter Resources, Inc. ("Magnum Hunter") and Prize Energy Corp. ("Prize Energy") entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby Prize Energy would be merged with and into Pintail Energy, Inc., a wholly owned subsidiary of Magnum Hunter, thereby creating a large U.S. based independent oil and gas company with a combined enterprise value of approximately $1.2 billion. The company will remain headquartered in Irving, Texas.

     Under the terms of the Merger Agreement, Prize shareholders will receive $24.00 per common share payable in 2.50 shares of Magnum Hunter common stock for each share of Prize Energy plus a cash component that will be determined based upon a sliding scale with a minimum of $0.25 per share (Magnum Hunter market price of $9.50 per share or greater) to a maximum of $5.25 per share (Magnum Hunter market price of $7.50 per share or less). The market price of the Magnum Hunter common stock is defined as the average price of Magnum Hunter common stock during the 20 trading day period ending on the fourth trading day prior to closing. The parties have certain rights to terminate the transaction, should such market price be outside of the designated collar.

     With respect to the stock portion of the transaction, the merger is expected to be non-taxable to the shareholders of both companies. The Board of Directors of both companies have unanimously approved the merger. The merger will remain subject to shareholder approval and other conditions. As a result, Prize shareholders will own approximately 49 percent of the combined company and Magnum Hunter shareholders will own approximately 51 percent.

     Under the terms of the Merger Agreement, Prize's outstanding warrants, including those traded on the American Stock Exchange, will remain outstanding following the merger. Specifically, each outstanding warrant will be assumed by Magnum Hunter and will be exercisable on the same terms and conditions as apply immediately prior to the merger, except that each outstanding warrant will be exercisable for the merger consideration (i.e., each outstanding warrant will be exercisable for that number of shares of Magnum Hunter common stock and the amount of cash consideration into which the number of shares of Prize common stock subject to such Prize warrant immediately prior to the merger would receive pursuant to the terms of the merger).

     The foregoing summary is qualified in its entirety by reference to the Merger Agreement, the First Amendment to the Merger Agreement, the Voting Agreement and the press release announcing the proposed merger, which are attached as exhibits hereto and are incorporated herein by reference in their entirety.


Item 7. Financial Statements and Exhibits.

(c) Exhibits

10.1 Agreement and Plan of Merger, dated December 17, 2001, among Magnum Hunter Resources, Inc., Pintail Energy, Inc. and Prize Energy Corp., as amended.

10.2 Agreement to Vote, dated December 17, 2001, among Magnum Hunter Resources, Inc., Pintail Energy, Inc. and Prize Energy Corp. and Natural Gas Partners V, L.P.

99.1  Press Release, dated December 18, 2001.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                MAGNUM HUNTER RESOURCES, INC.


                                                     /s/ Gary C. Evans
                                                BY:__________________________
                                                    Gary C. Evans
                                                    President and CEO


Dated:   December 27, 2001
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